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                                                                                                             EXHIBIT 12

                                            THE BEAR STEARNS COMPANIES INC.
                            STATEMENT RE COMPUTATION OF RATIO OF EARNINGS TO FIXED CHARGES
                                           (In thousands, except for ratio)

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                                  (Unaudited)         (Unaudited)         Fiscal Year        Five-Months       Fiscal Year
                              Three Months Ended   Three Months Ended        Ended              Ended             Ended
                               February 23, 2001   February 25, 2000   November 30, 2000  November 26, 1999   June 30, 1999
                              -----------------------------------------------------------------------------------------------
Earnings before taxes
   on income                  $     252,964        $     453,803       $   1,171,523      $     453,592       $   1,064,108
                              -----------------------------------------------------------------------------------------------
Add:  Fixed Charges

      Interest                      932,282            1,181,959           4,800,891          1,531,787           3,379,914
      Interest factor
       in rents                       7,697                7,722              32,200             12,783              31,363
                              -----------------------------------------------------------------------------------------------
Total fixed charges                 939,979            1,189,681           4,833,091          1,544,570           3,411,277
                              -----------------------------------------------------------------------------------------------
Earnings before fixed
   charges and taxes
   on income                  $   1,192,943        $   1,643,484       $   6,004,614      $   1,998,162       $   4,475,385
                              ===============================================================================================
Ratio of earnings to
   fixed charges                        1.3                  1.4                 1.2                1.3                 1.3
                              ===============================================================================================


                                    Fiscal Year     Fiscal Year     Fiscal Year
                                       Ended           Ended            Ended
                                   June 30, 1998   June 30, 1997   June 30, 1996
                              --------------------------------------------------

Earnings before taxes
   on income                       $  1,063,492     $  1,013,690      $  834,926
                              --------------------------------------------------
Add:  Fixed Charges

      Interest                        3,638,513        2,551,364       1,981,171
      Interest factor
       in rents                          30,130           26,516          25,672
                              --------------------------------------------------
  Total fixed charges                 3,668,643        2,577,880       2,006,843
                              --------------------------------------------------
Earnings before fixed
   charges and taxes on income      $ 4,732,135     $  3,591,570      $2,841,769
                              ==================================================
Ratio of earnings to
   fixed charges                            1.3              1.4             1.4
                              ==================================================

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